Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inducement Awards, the Travere Therapeutics, Inc. 2017 Employee Stock Purchase Plan, and the Travere Therapeutics, Inc. 2018 Equity Incentive Plan, as amended, of our reports dated February 20, 2025, with respect to the consolidated financial statements of Travere Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Travere Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
June 17, 2025